Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEAM, INC.

(Name of Registrant as Specified In Its Charter)

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TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

Notice of 2007 Annual Meeting of Shareholders

To Be Held on Thursday, September 27, 2007

To the Shareholders of Team, Inc.:

The 2007 Annual Meeting of Shareholders of Team, Inc. (the “Company”) will be held on Thursday, September 27, 2007 at 3:00 p.m. at the Company’s offices, 200 Hermann Drive, Alvin, Texas 77511 for the following purposes:

1. To elect two persons to serve as Class III Directors to hold office until the 2010 Annual Meeting of Shareholders.

2. To approve an increase of the number of authorized shares under the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan.

3. To approve the Team, Inc. Executive Incentive Compensation Plan.

4. To transact such other business as may properly come before the meeting and all adjournments thereof.

Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on August 10, 2007, as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 2007 Annual Meeting of Shareholders and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

By Order of the Board of Directors

Philip J. Hawk
Chairman of the Board of Directors and Chief Executive Officer

August 27, 2007

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

PROXY STATEMENT

GENERAL

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Team, Inc., a Texas corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders and at any adjournment thereof (such meeting or adjournment(s) thereof referred to as the “2007 Annual Meeting”), to be held at the time and place and for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card are being mailed to shareholders beginning on August 27, 2007.

The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

All duly executed proxies received prior to the 2007 Annual Meeting will be voted in accordance with the choices specified thereon, unless revoked as described below. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy: FOR the election of the two nominees named herein for Class III Directors to hold office until the 2010 Annual Meeting of Shareholders; FOR the approval of an increase of authorized shares under the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan; FOR the approval of the Team, Inc. Executive Incentive Compensation Plan; and in the discretion of such person in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by (i) written notice to Mr. Ted W. Owen of the Company at the above address of the Company, (ii) the execution and delivery of a later dated proxy or (iii) voting in person at the 2007 Annual Meeting. However, a proxy will not be revoked simply by attending the 2007 Annual Meeting and not voting. Proxy cards that are not signed or that are not returned have no effect for any purpose.

VOTING SECURITIES

General

As of the close of business on August 10, 2007, the record date for determining shareholders entitled to vote at the 2007 Annual Meeting, the Company had 9,006,143 shares of common stock, $0.30 par value per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the 2007 Annual Meeting. The holders of a majority of the total shares of Common Stock of the Company issued and outstanding as of August 10, 2007, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Any abstentions, and any “withholds” in the election of directors, are counted for purposes of determining the presence or absence of a quorum while broker non-votes are not counted. Additionally, abstentions and/or withholds are counted as shares at the meeting in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted as shares at the meeting for purposes of determining whether a proposal has been approved.

Stock Split effective August 29, 2007

The Board of Directors previously announced a stock split to be effected in the form of a stock dividend payable on August 29, 2007 in which each shareholder will receive one additional common share for each share owned. After such stock split, all references in this proxy statement to the number of shares of common stock outstanding, held by a particular person or available pursuant to a plan will be double the amount stated. Further, all references in this proxy statement to stock prices will be one-half the amount stated. For example, after the stock split, the number of shares outstanding and entitled to vote will be 18,012,286.

PROPOSAL ONE—ELECTION OF DIRECTORS

General

The Company’s Restated Articles of Incorporation and Bylaws provide that the Company’s Board of Directors will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board of Directors. The Board of Directors has fixed the current number of directors at seven. The Company’s directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Class I directors serve for a term expiring at the 2008 Annual Meeting, Class II directors serve for a term expiring at the 2009 Annual Meeting and the Class III directors serve for a term expiring at the 2007 Annual Meeting. At each annual meeting of shareholders successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his term expires and until his successor has been elected and qualified.

The Board of Directors has nominated two persons for election as Class III Directors to serve a three-year term expiring on the date of the Company’s 2010 Annual Meeting, and until their successors are duly elected and qualified. Messrs. Sidney B. Williams and Emmett J. Lescroart have been nominated by the Board of Directors to stand for election as such Class III Directors.

Directors will be elected by a plurality of votes cast at the 2007 Annual Meeting. Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the 2007 Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as the Board of Directors of the Company may recommend. The Company’s management has no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

Nominees

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

Set forth below is certain information as of August 10, 2007 concerning the nominees for election at the 2007 Annual Meeting as Class III directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Sidney B. Williams	73	Director	1973
Emmett J. Lescroart	56	Director	2004

Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. He has been a partner in that firm for more than the past five years.

Mr. Lescroart is a Managing Director of Chapman Associates, a private investment banking firm. He is also an independent private investor managing his personal investments and has done this since 1996. He owned and operated EJL Capital, LLC, a private investment banking firm before joining Chapman Associates in 2005. For twenty years prior to 1996, he was employed with Cooperheat Company in positions of increased responsibility and authority, becoming chief executive officer in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, certain of the assets of a successor to the Cooperheat entity were acquired by the Company.

Directors Continuing in Office

Set forth below is certain information concerning the five directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Philip J. Hawk	53	Chairman & CEO	1998	Class I	2008
Louis A. Waters	69	Director	1998	Class I	2008
Jack M. Johnson, Jr.	69	Director	1992	Class II	2009
Vincent D. Foster	50	Director	2005	Class II	2009
Robert A. Peiser	59	Director	2006	Class II	2009

Mr. Hawk was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1998. Mr. Hawk is also a director of NCI Building Systems, Inc.

Mr. Waters presently manages the Waters Group, a family investment company. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also the Founding Chairman of Tyler Corp (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters also serves as the Lead Director of the Company’s Board of Directors.

Mr. Johnson has been Managing General Partner of Wintermann & Company, a partnership that manages approximately 25,000 acres of real estate in Texas used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson is also a director of Security State Bank in Anahuac, Texas.

Mr. Foster is a Principal and Senior Managing Director of Main Street Capital Partners, LLC, Main Street Mezzanine Fund, LP and Main Street Capital II, LP. The fund is third in a series of funds co-founded by Mr. Foster since 1997. Prior to co-founding Main Street Merchant Partners, Mr. Foster, a CPA, spent 19 years with Andersen Worldwide and Arthur Andersen LLP (“Andersen”) where he was a partner from 1988-1997. Mr. Foster was the Director of Andersen’s Corporate Finance and Mergers and Acquisitions practices for the Southwest United States and specialized in working with companies involved in consolidating their respective industries. Mr. Foster currently serves as a Director of Quanta Services, Inc., after being the non-executive Chairman through May 2002. He also serves as the non-executive Chairman of the Board of Directors of U.S. Concrete, Inc. and a Director of Carriage Services, Inc. Mr. Foster also serves as the Chairman of the Audit Committee.

Mr. Peiser is the President and CEO of Imperial Sugar Company, a publicly traded refiner and marketer of sugar products. He has been in that position since April 2002 and also serves on its Board of Directors. From 1999 until joining Imperial Sugar, Mr. Peiser was the Chairman and CEO of Vitality Beverages, Inc., a privately owned beverage packaging and distribution company based in Tampa, Florida.

Meetings and Committees of the Board

The Board of Directors held eight meetings during the fiscal year ended May 31, 2007. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the

Committees on which he served. The Company does not have a formal policy regarding director attendance at annual meetings of shareholders; however, it does encourage all directors to attend all meetings of shareholders. All directors, except for Mr. Waters, were in attendance at the 2006 Annual Meeting of Shareholders.

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Executive Committee is composed of Messrs. Hawk, Williams and Waters. The Executive Committee is responsible for assisting with the general management of the business and affairs of the Company as needed during intervals between meetings of the Board of Directors. The Executive Committee had one formal meeting during fiscal 2007.

Audit Committee

The Audit Committee, which met twelve times during fiscal 2007, is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the Company’s shareholders; meeting periodically with the independent certified public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; providing oversight to the Company’s internal audit function established in June 2007; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that Vincent D. Foster and Robert A. Peiser are audit committee financial experts within the meaning of SEC regulations. In addition, the Board of Directors has determined that each member of the Audit Committee is independent, as defined by the applicable listing requirements of the NASDAQ Global Select Stock Market. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Mr. Foster is Chairman of the Audit Committee and serves with Messrs. Peiser and Johnson.

Compensation Committee

The Compensation Committee, which met seven times during fiscal 2007, reviews management performance and makes recommendations to the Board of Directors concerning management compensation and other employment benefits. Mr. Johnson is the Chairman of the Compensation Committee and serves with Messrs. Lescroart, Waters and Williams.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which met one time during fiscal 2007, is charged with recommending director nominees to the Board of Directors; evaluating the contribution and performance of members and committees of the Board; developing appropriate corporate governance principles for the Company; and ensuring the processes of the Board are sufficient and consistent with its oversight role of the Company. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of the NASDAQ Global Select Stock Market. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance.” Mr. Williams is Chairman of the Corporate Governance and Nominating Committee and serves with Messrs. Peiser and Waters.

The Corporate Governance and Nominating Committee will consider director nominees who the committee believes have demonstrated a high level of personal and professional integrity and exceptional ability and judgment. The committee will examine whether a director nominee is likely to be effective, in conjunction with other nominees and the continuing directors, in serving the long-term interest of the Company’s shareholders. The committee will also examine other qualifications of a director nominee, including experience in formulating policy in areas relevant to the Company’s activities as well as skills and business experience that complement the other directors on the Board.

The Corporate Governance and Nominating Committee and Board of Directors will consider nominees for the Board of Directors that are recommended by any shareholder entitled to vote for the election of directors. A nominating shareholder must submit any recommendation in writing to the Corporate Governance and Nominating Committee, c/o the Company’s Secretary, 200 Hermann Drive, Alvin, Texas 77511, by May 31 each year for consideration for the next annual meeting of shareholders. Such recommendation must be accompanied by a description of each nominee’s qualifications, experience and background, as well as a statement signed by each such nominee consenting to being nominated and, if elected, to serving as director. The committee evaluates nominees recommended by shareholders in the same manner it does other nominees, as described above.

Lead Director

The Board of Directors acting on the recommendation of the Corporate Governance and Nominating Committee has established the position of Lead Director. As duties and responsibilities, the Lead Director will (i) preside at all meetings of the board at which the Chairman is not present including executive sessions of the independent directors; (ii) respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate; (iii) review meeting agendas and schedules for the Board; (iv) ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate; and (v) call special meetings of the independent directors in accordance with the Company’s by-laws, as the Lead Director may deem to be appropriate. The General Counsel and the Corporate Secretary’s Office will provide support to the Lead Director in fulfilling the Lead Director role. Louis A. Waters has been elected Lead Director by the Board of Directors.

Director Independence

The Board has determined that, except for Mr. Hawk, all the director nominees and directors not standing for election are “independent” as that term is defined in the applicable rules of The NASDAQ Global Select Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers. Mr. Hawk is not independent because of his employment as chief executives officer of the Company.

During this review of director independence, the Board specifically considered the relationship between the Company and Chamberlain, Hrdlicka, White, Williams and Martin of Houston, Texas, of which Mr. Sidney B. Williams is the sole shareholder of a professional corporation that is a partner in such law firm. Chamberlain, Hrdlicka, White, Williams and Martin is a law firm that has provided legal services to the Company for many years. The Company’s fee arrangement with Chamberlain, Hrdlicka, White, Williams and Martin is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees the Company pays to Chamberlain, Hrdlicka, White, Williams and Martin are comparable to those the Company pays to other law firms for similar services. The fees paid by the Company to Chamberlain, Hrdlicka, White, Williams and Martin in fiscal 2007 were approximately $50,000. Mr. Williams is compensated by Chamberlain, Hrdlicka, White, Williams and Martin on a fixed fee arrangement. While the relationship between the Company and Chamberlain, Hrdlicka, White, Williams and Martin was not required to be disclosed in the “Certain Transactions” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Mr. Williams, (ii) does not interfere with the exercise of Mr. Williams’ independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. Williams is independent.

The Board also considered its relationship with Emmett J. Lescroart. The Company and Mr. Lescroart were parties to a Consulting Agreement effective July 30, 2004 under which Mr. Lescroart was to provide assistance to the Company officers in operating the Company’s heat treating business from time to time as requested by Company management for base fees of $900 per day. The Company and Mr. Lescroart terminated this Consulting Agreement in August 2006. In fiscal year 2007, no compensation was paid to Mr. Lescroart under the Consulting Agreement. While the relationship between the Company and Mr. Lescroart was not required to be disclosed in the “Certain Transactions” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Mr. Lescroart, (ii) does not interfere with the exercise of Mr. Lescroart’s independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. Lescroart is independent.

Compensation of Directors

In fiscal 2007, all non-employee directors received an annual fee of $30,000, of which two-thirds ($20,000) was paid in cash in four equal quarterly installments. The remaining $10,000 was paid in the form of Common Stock. The stock payments are made July 1 of each year with the number of shares determined by dividing $10,000 by the closing price per share on the preceding business day. 222 shares were issued to each non-employee director on July 2, 2007. In addition, the Chairman of the Audit Committee is paid an additional $10,000 fee in cash per year.

In August 2007, the Board increased the cash portion of the fee for non-employee directors (other than Audit Committee members) to $30,000 per year. The cash fee for Audit Committee members, other than the Chairman, was increased by an additional $5,000 per year to $35,000 per year. The annual cash fee to the Audit Committee Chairman was increased to $40,000, which continues to be $10,000 more per year than non-audit committee directors.

In December 1991, the Company adopted the Non-Employee Directors Stock Option Plan (the “Non-Employee Director Plan”). The Non-Employee Director Plan authorizes the award of stock options for an aggregate of 610,000 shares of Common Stock to non-employee directors of the Company. The purpose of the Non-Employee Director Plan is to attract and retain the services of experienced and knowledgeable independent individuals as directors, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide such individuals with an additional incentive to continue in their positions.

Pursuant to the Non-Employee Director Plan, each non-employee director receives an automatic grant of stock options upon such director’s appointment, reappointment, election or reelection to the Board of Directors equal to the product obtained by multiplying 5,000 by the number of years, or any part of any year, that such director is appointed or elected to serve on the Board of Directors. The exercise price of the options is equal to the fair market value of the Company’s Common Stock on the date of grant, and the options expire ten years after the date of grant. Options to purchase 5,000 shares vest on the date of grant and each anniversary thereafter until all of the options granted are fully vested. During fiscal 2007, Messrs. Johnson, Foster, and Peiser were granted options to purchase 15,000 shares, 15,000 shares, and 15,000 shares, respectively, with an exercise price of $25.26 per share, pursuant to their election to the Board of Directors at the 2006 Annual Meeting. See Director Compensation table below.

The following table sets forth director compensation for fiscal 2007.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)	Total Options Outstanding at May 31, 2007 (#)
Philip J. Hawk (1)	—	—	—	—	—
Louis A. Waters	$20,000	$10,000	—	$30,000	50,000
Jack M. Johnson, Jr.	$20,000	$10,000	$196,200	$226,200	45,000
Vincent D. Foster	$30,000	$10,000	$196,200	$236,200	20,000
E. Theodore Laborde (2)	$5,000	$10,000	—	$15,000	—
Robert A. Peiser (2)	$15,000	—	$196,200	$211,200	15,000
Sidney B. Williams	$20,000	$10,000	—	$30,000	45,000
Emmett J. Lescroart	$20,000	$10,000	—	$30,000	35,000

(1)	Mr. Hawk is a Named Executive and as such all of his stock options are reported in the Outstanding Equity Awards at Fiscal Year-End table.
(2)	On August 14, 2006, the Company was informed that one of its Class II directors, Mr. E. Theodore Laborde, would not stand for reelection at the Company’s 2006 annual shareholders meeting on September 28, 2006 (the “2006 Annual Meeting”). Accordingly, at a Board meeting held on August 14, 2006, the Board nominated Mr. Robert A. Peiser to stand for election as a Class II director whereby he was duly elected at the 2006 Annual Meeting. As a result of the change in directors during the year, both Mr. Laborde and Peiser received compensation for their respective service as directors during fiscal year 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company; and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate directives.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, reviews the executive compensation program of the Company to ensure that it is adequate to attract, motivate, and retain well-qualified executive officers and that it is directly and materially related to the short-term and long-term objectives of the Company and its stockholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:

•	reviews the Company’s major compensation and benefit practices, policies, and programs with respect to executive officers;

•	reviews appropriate criteria for establishing performance targets for executive compensation;

•	determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information; and

•	ensures that the Company’s executive stock plans are administered in accordance with compensation objectives.

The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of, and the grant of options to, the executive officers. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process

The Company’s compensation philosophy as implemented through the Compensation Committee is to match executive compensation with the performance of the Company and the individual by using several compensation components for the Company’s executives. The Compensation Committee endeavors to support the Company’s commitment to generating increases in shareholder value. The compensation and related programs are designed to reward and motivate executives for the accomplishment of the Company’s commitment to its shareholders. The components of the compensation program for the Company’s executives consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives delivered in stock options pursuant to the Company’s stock options programs;

Unlike many other companies its size, the Company offers no other executive perquisites other than a car allowance. The Company does not provide supplemental executive retirement plans, deferred compensation programs, special allowances, special medical or insurance plans. While committed to maintaining a competitive overall program, the Committee prefers this streamlined approach with minimal special executive benefits.

The Company’s overall compensation philosophy is to target its direct compensation for executives at the market median of the comparison group as discussed below, with opportunities to exceed the targeted median compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. The Company believes these targeted levels are appropriate in order to motivate, reward, and retain its executives, each of whom has leadership talents and expertise that make him or her attractive to other companies.

Compensation decisions are made by the Compensation Committee, based in part on detailed compensation tally sheets for each of the Company’s senior executives received from the Company’s management. These tally sheets included all components of compensation, including salaries, annual bonuses, stock options, restricted stock, other perquisites, retirement programs, and severance programs, for each of the last three fiscal years.

From time to time, the Compensation Committee has retained third party independent consultants to provide advice as to market levels of compensation and compensation trends, executive benefit programs such as executive life insurance benefits, and deferred compensation arrangements. Most recently, the Compensation Committee commissioned a related study by Watson Wyatt that was completed in the fall of 2006.

Benchmarking Tools

In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee must ensure that compensation is competitive to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee, as a rule, considers various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to the Company and with whom the Company competes for talent.

Annual Base Salaries

The annual base salary of the Company’s Chief Executive Officer is decided solely by the Compensation Committee. The annual base salaries of other Named Executive Officers are decided by the Compensation Committee with input or recommendations from the CEO. None of the Named Executive Officers have employment agreements. The Compensation Committee believes that salary levels should generally be targeted at the median level for the competitive market, because the Company believes that level is appropriate to motivate and retain its Named Executive Officers.

Fiscal 2007 Salary Decisions

In determining fiscal 2007 salary levels, the Compensation Committee recognized the expansion of the Company’s business achieved during fiscal 2006 reflected in 35% revenue growth and 122% growth in net income. The total shareholder return for the year, reflecting appreciation in stock price, was 64%. The Compensation Committee also noted the five-year average annual shareholder return of greater than 35%. With this strong performance as a context, the Compensation Committee granted an average 13% salary increase to each officer for fiscal 2007. The increase for each officer reflected the Compensation Committee’s assessment of the officer’s level of responsibility, experience and performance.

Annual Performance-Based Incentives Paid in Cash

The Company uses annual performance-based incentives paid in cash to focus its executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of the Common Stock price over time. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall performance of the Company.

Historically, including fiscal 2007, the Company has had a discretionary performance-based incentives plan for senior executives. The Chief Executive Officer provided the Committee with performance-based incentives recommendations for each officer as well as a proposed total performance-based incentives pool for all Company employees. The Committee assessed the performance recommendations for all officers and determined the appropriate performance incentives recommendation for the Chief Executive Officer in view of overall Company performance, individual performance, and the resulting size of the overall performance-based incentives pool relative to Company earnings.

Fiscal 2007 Performance-Based Incentives Paid in Cash

For fiscal 2007, the Committee established a bonus program, 80% of which was based on quantitative measures and 20% of which was discretionary. The quantitative measure used was “fully diluted earnings per share,” or FDEPS, because the Committee currently believes it is the best measure reflecting appropriate growth of the Company and it directly affects the Company’s stock price performance. Target bonuses were set for the Named Executive Officers if the Company’s fiscal 2007 FDEPS reached $1.43. Further, the Named Executive Officers were entitled to receive 50% or more of their targeted bonus if the Company’s FDEPS equaled or exceeded $1.25, and were entitled to receive 200% of their targeted bonus if the Company’s FDEPS equaled or exceeded $2.35. The Company’s actual fiscal 2007 FDEPS was $1.64, so each of the Named Executive Officers received 123% of their targeted bonus pursuant to the quantitative measure of the Company’s incentive plan.

For the discretionary portion of the bonus, the Committee awarded bonuses at the target amount for each of the Named Executive Officers. The Committee was pleased with the operational and strategic progress of the Company during the year and believed that the leadership by the Named Executive Officers was a key contributor to this performance.

Proposal Three in this proxy statement seeks shareholder approval of the Company’s Executive Incentive Compensation Plan, pursuant to which the Company intends to pay cash incentives to its executive officers. Please see “Proposal Three—Approval of the Team, Inc. Executive Incentive Compensation Plan”

Long-Term Incentive Compensation

Regarding long-term incentives, the Committee has determined that the use of stock options is the appropriate vehicle for the Company. In previous years, the Committee explored the greater use of restricted stock and other approaches, but concluded that stock options provide the appropriate incentive that is fully aligned with shareholders to continue to increase the value of the Company. The shareholders approved the 2006 Stock Incentive Plan at the 2006 Annual Meeting that allows the Committee greater flexibility in the structure of specific awards. Going forward, the Committee intends to emphasize non-qualified stock options. The Committee has announced that it intends to maintain an average annual maximum “burn” rate (annual stock option awards as a percentage of total outstanding shares) of approximately three percent. The Compensation Committee makes grants of stock options during the spring of each year and following the annual meeting of shareholders, each with an exercise price equal to the closing market price on the date prior to the grant. Pursuant to the decisions to exclusively utilize stock options, there were no awards of restricted stock made to any Named Executive Officer during the fiscal year ended May 31, 2007 under the Company’s 2006 Stock Option and Award Plan.

Fiscal 2007 Long-Term Incentive Awards

In October 2006, we awarded grants of stock options to Named Executive Officers as set forth in the “Option Grants” table under “Executive Compensation and Other Matters” below.

Section 162(m) of the Internal Revenue Code

The Committee considers the accounting treatment and tax treatment of its compensation decisions, which is one of the reasons the Executive Incentive Compensation Plan is included as a proposal for shareholder approval in this proxy statement. Please see “Proposal Three—Approval of the Team, Inc. Executive Incentive Compensation Plan”.

Employment Agreements

None of the Named Executive Officers have employment agreements. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination” for a discussion of severance and change of control benefits pursuant to the Company’s policies.

On October 9, 2006 Mr. Hawk and the Board of Directors mutually agreed to cancel his employment agreement. This action was initiated by Mr. Hawk for the sole purpose of aligning future compensation arrangements in a manner similar to that currently used for the Company’s other officers. There are no plans to change or alter Mr. Hawk’s current role, title or responsibilities. Mr. Hawk’s employment agreement is the only such employment agreement the Company had entered into with any of its employees. Among other things, the cancellation of the employment agreement has the effect of nullifying 295,000 future stock option grants that would have been issued no later than January 31, 2008, the date of the original expiration of the employment agreement. The Company neither paid any consideration nor incurred any early termination penalties related to the cancellation of the employment agreement.

Retirement Plans

Unlike many other companies its size, the Company does not provide supplemental executive retirement plans. The Company offers a 401(k) plan to its employees, including the Named Executive Officers, which currently provides a Company match of 3% of 6% of the employee’s contribution.

Perquisites and Personal Benefits

The Company offers no executive perquisites other than a car allowance, which is less than $10,000 per year. The Company offers medical benefits and life and disability insurance to its employees, including the Named Executive Officers. Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Board of Directors has adopted a written charter for the committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

Jack M. Johnson, Jr., Chairman

Emmett J. Lescroart

Louis A. Waters

Sidney B. Williams

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth compensation information for the fiscal year ended May 31, 2007 for the Chief Executive Officer, the Chief Financial Officer, and the three next most highly compensated executive officers of the Company during the Company’s 2007 fiscal year (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Philip J. Hawk, Chairman of the Board and Chief Executive Officer	2007	$439,423	$345,261	—	$962,400	—	$20,865	$1,767,949

Kenneth M. Tholan, President and Chief Operating Officer (5)	2007	$296,154	$212,832	$125,000	—	—	$16,820	$650,806

Ted W. Owen, Senior Vice President and Chief Financial Officer and Treasurer	2007	$248,077	$124,152	—	$160,400	—	$15,051	$547,680

John P. Kearns, Senior Vice President	2007	$190,385	$124,152	—	$160,400	—	$13,026	$487,963

Gregory T. Sangalis, Senior Vice President—Law & Administration and Secretary (6)	2007	$230,577	$124,152	—	$160,400	—	$11,163	$526,292

(1)	Represents the bonus earned for fiscal 2007. The bonuses are paid subsequent to year end based on the final results for the year.
(2)	The amounts represent the dollar amount expensed for financial accounting statement purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted to each named executive officer in accordance with SFAS No. 123R, “Share Based Payments.” Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to the Grants of Plan-Based Awards table for the full fair value of stock awards granted in fiscal 2007. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if any, that may be received by the named executive from these awards.
(3)	Represents the grant date fair value of options awarded in fiscal 2007 years. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards. The fair value was determined in accordance with SFAS No. 123R on the date of grant using the Black-Scholes option-pricing model. The assumptions used to determine the fair value are presented in Note 9 to the audited financial statement included in our Form 10-K Annual Report for the fiscal year ended May 31, 2007.
(4)	Represents vehicle allowances and the employer contribution to the 401(k) plan.
(5)	Mr. Tholan resigned as an officer of the Company effective May 31, 2007 and retired from the Company subsequent to May 31, 2007. As such no additional options were awarded for fiscal 2007.
(6)	Mr. Sangalis resigned his position as an officer of the Company effective June 22, 2007.

Grants of Plan-Based Awards

The following table sets forth additional information relating to stock and option awards and equity and non-equity incentive plan awards granted to the named Executive Officers during the fiscal year ended May 31, 2007.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date
Philip J. Hawk	$146,000	$292,000	$584,000	10/17/06	60,000	$30.53
Kenneth M. Tholan (2)	$90,000	$180,000	$360,000	None	—	—
Ted W. Owen	$52,500	$105,000	$210,000	10/17/06	10,000	$30.53
John P. Kearns	$52,500	$105,000	$210,000	10/17/06	10,000	$30.53
Gregory T. Sangalis (3)	$52,500	$105,000	$210,000	10/17/06	10,000	$30.53

(1)	2007 cash incentive plan was based upon achievement of diluted earnings per share in a range of $1.25 to $2.35, with a target of $1.43. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level, payouts would generally be 200% of target.
(2)	Mr. Tholan resigned as an officer of the Company effective May 31, 2007 and retired from the Company subsequent to May 31, 2007. As such, there are no estimated future payouts under non-equity incentive plans or options awards for the October 17, 2006 grant.
(3)	Mr. Sangalis resigned his position as an officer of the Company effective June 22, 2007. As such, there are no estimated future payouts under non-equity incentive plans.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of May 31, 2007.

	Options Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (3)	Option Exercise Price ($)	Option Expiration Date
Philip J. Hawk	115,934	—	$3.63	11/02/08
	50,000	—	$5.30	10/01/11
	2,500	2,500	$19.38	5/11/15
	2,500	2,500	$19.13	5/12/15
	1,000	1,000	$18.85	5/13/15
	5,000	15,000	$18.45	8/12/15
	5,750	17,250	$19.25	8/17/15
	12,500	37,500	$26.55	1/17/16
	—	60,000	$30.53	10/17/16
Kenneth M. Tholan (1)	—	5,000	$13.90	7/15/14
	—	5,000	$18.45	8/12/15
Ted W. Owen	15,000	—	$3.90	7/20/11
	7,000	—	$9.00	6/27/12
	4,000	—	$9.25	6/26/13
	6,000	6,000	$15.67	6/24/14
	2,500	2,500	$16.56	9/23/14
	4,250	12,750	$18.45	8/12/15
	—	10,000	$30.53	10/17/16
John P. Kearns	18,750	—	$3.50	6/08/09
	8,000	—	$1.94	6/29/10
	15,000	—	$3.90	7/20/11
	2,000	—	$9.00	6/27/12
	4,000	—	$8.25	6/26/13
	4,000	4,000	$15.67	6/24/14
	3,750	11,250	$18.45	8/12/15
	—	10,000	$30.53	10/17/16
Gregory T. Sangalis (2)	19,069	25,000	$16.86	1/28/15
	1,250	3,750	$18.45	8/12/15
	—	10,000	$30.53	10/17/16

(1)	Mr. Tholan resigned as an officer of the Company effective May 31, 2007 and retired from the Company subsequent to May 31, 2007. As such, there are no estimated future payouts under non-equity incentive plans.
(2)	Mr. Sangalis resigned his position as an officer of the Company effective June 22, 2007. As such, any awards not vested by that date were forfeited.
(3)	All unvested options at May 31, 2007, with the exception of Mr. Tholan’s, vest ratably over 4 years on the anniversary date of the grant. Mr. Tholan’s options vested one-third upon grant and then one-third on the anniversary date of the grant in each of the two subsequent years.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our Named Executive Officers on option award exercises and stock award vesting during the fiscal year ended May 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip J. Hawk	84,066	$2,327,924	—	—
Kenneth M. Tholan	32,500	$800,621	5,000	$195,950
Ted W. Owen	15,486	$421,659	—	—
John P. Kearns	13,750	$384,369	—	—
Gregory T. Sangalis	—		—	—

Executive and Other Officers

The following table sets forth information regarding the current executive officers of the Company as of August 10, 2007:

Name of Director or Officer	Age	Officer Since	Position with Company
Philip J. Hawk	53	1998	Chairman of the Board and Chief Executive Officer
Ted W. Owen	55	1998	Senior Vice President, Chief Financial Officer and Treasurer
John P. Kearns	50	1998	Senior Vice President
David C. Palmore	51	2007	Senior Vice President
Arthur F. Victorson	45	2007	Senior Vice President
Peter W. Wallace	44	2007	Senior Vice President

Information concerning the business experience of Mr. Hawk is provided under the section entitled “Directors Continuing in Office.”

Mr. Owen joined the Company in February 1998 and in April 1998 was elected Vice President, Chief Financial Officer and Treasurer. He was promoted to Senior Vice President in 2003.

Mr. Kearns joined the Company in 1980 as a design engineer and assumed the position of Vice President of Engineering and Manufacturing in 1996. He was promoted to Senior Vice President in 1998. Throughout his career with the Company, Mr. Kearns has been involved with the Company’s engineering, manufacturing and research and development functions.

Mr. Palmore joined the Company in 1996 as a Regional Manager. Since 2004, he has served as the Group Vice President—TMS Division. He was promoted to Senior Vice President, TMS Division in June 2007.

Mr. Victorson joined the Company at the time of the acquisition of the assets of Cooperheat-MQS, Inc. by the Company in 2004. He had been with that company since 1997. From 2001—2004 he was a Regional Manager. In 2004, he became a Vice President and General Manager of the Midwest & Great Lakes Region. In 2006, he began serving as the Group Vice President—TCM Division. He was promoted to Senior Vice President, TCM Division in June 2007.

Mr. Wallace joined the Company in 1987 as an Operations Supervisor. From 1989 to 1996 he was a Branch Manager, from 1997 to 2000 he was the Managing Director S.E. Asia, and from 2001 to 2004, he was a Regional Manager. From 2005 until June 2007, Mr. Wallace served as a Vice President and General Manager of the Southeast Region of the TMS Division. In June 2007, Mr. Wallace was promoted to Senior Vice President, Commercial Support and Business Development.

Senior Management Compensation and Benefit Continuation Policy

In August 2007, the Board adopted a Senior Management Compensation and Benefits Continuation Policy that recognizes the leadership roles that are critical to the Company’s success and provides our senior management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.” The terms of the policy provide upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated senior executive would receive:

•	a continued salary for a stated period (18 months for the CEO, 12 months for Senior Vice Presidents and 6 months for Vice Presidents);

•	continued medical benefits, life insurance, and long-term disability for the same period; and

•	access to outplacement assistance paid by the Company.

In exchange for such benefits, the executive must enter into a one-year non-competition agreement.

Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated senior executive would receive:

•

a supplemental salary payment of the employee’s current level at the time of termination for a stated period (36 months for CEO, 24 months for Senior Vice Presidents, and 12 months for Vice Presidents), payable within 60 days of termination;

•

a supplemental compensation payment related to foregone annual and incentive or bonus for the period of salary continuation, calculated as the higher of the most recent year’s paid bonus or the average bonus for the last three years, payable within 60 days of termination;

•	continued medical benefits, life insurance and long-term disability for the same length of time as salary continuation;

•	continued perquisites for the salary continuation period; and

•	access to outplacement assistance paid by the Company.

Potential Payments Upon Termination

As of May 31, 2007, the Company had no severance or termination policy for its senior management. As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” in August 2007, the Board adopted a policy that recognizes the leadership roles that are critical to the Company’s success and provides senior management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of such policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the Senior Management Compensation and Benefit Continuation Policy was in effect at May 31, 2007. Mr. Tholan resigned as an officer of the Company effective May 31, 2007 and retired subsequent to May 31, 2007, and as such has not been included in table below. Mr. Sangalis resigned from the Company effective June 22, 2007, and as such has not been included in the table below.

Philip J. Hawk: Benefits Payable Upon Termination as of 5/31/07	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$750,000	$—	$—	$27,321	$777,321
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,500,000	$1,035,783	$1,768,680	$54,642	$4,359,105

Ted W. Owen: Benefits Payable Upon Termination as of 5/31/07	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$250,000	$—	$—	$7,464	$257,464
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$500,000	$248,304	$548,730	$14,928	$1,311,962

John P. Kearns: Benefits Payable Upon Termination as of 5/31/07	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$195,000	$—	$—	$7,464	$202,464
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$390,000	$248,304	$414,005	$14,928	$1,067,237

(1)	All options vest upon a change in control. This amount represents the net realizable value of the unvested options at May 31, 2007. This amount is calculated assuming the unvested options are exercised at the May 31, 2007 close price of $39.19.

COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph compares the Company’s cumulative total shareholder return on its Common Stock for a five-year period (May 31, 2002 to May 31, 2007), with the cumulative total return of the American Stock Exchange Market Value Index (“ASEMVI”) and the NASDAQ Composite Index, and a peer group of companies selected by the Company. The “Peer Group” is described in more detail below. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at May 31, 2002 and that all dividends were reinvested. Total returns are based on market capitalization. The following graph is based on historical data and is not necessarily indicative of future performance.

The peer group is composed of four companies which provide industrial and/or leak repair services. The returns of each company have been weighted according to their respective market capitalization for purposes of arriving at a peer group average. The members of the peer group are T-3 Energy Services, Inc., Furmanite Corporation, Matrix Service Company and Versar, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock (the only class of voting securities of the Company) as of August 1, 2007 of (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) the Named Executive Officers and (d) all executive officers and directors of the Company as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are currently exercisable or exercisable within 60 days of August 1, 2007. Unless otherwise indicated, the address of each person named below is the address of the Company at 200 Hermann Drive, Alvin, Texas 77511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Philip J. Hawk	361,316	(2)	3.8%
Kenneth M. Tholan	62,822	(3)	*
Ted W. Owen	59,291	(4)	*
John P. Kearns	89,214	(5)	*
Gregory T. Sangalis	16,114	(6)	*
Sidney B. Williams	141,324	(7)	1.5%
Jack M. Johnson, Jr.	103,918	(8)	1.1%
Louis A. Waters	365,941	(9)	3.9%
Emmett J. Lescroart	117,221	(10)	1.2%
Vincent D. Foster	11,086	(11)	*
Robert A. Peiser	5,222	(12)	*
All directors, nominees and executive officers as a group (11 persons)	1,333,469	(13)	14.1%
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,035,216	(14)	11.0%

*	Less than 1% of outstanding Common Stock.
(1)	The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.
(2)	Includes 205,934 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(3)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(4)	Includes 47,250 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007 and 1,027 shares held in an employee benefit plan.
(5)	Includes 61,250 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007 and 8,964 shares held in an employee benefit plan.
(6)	Includes 7,069 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007 and 114 shares held in an employee benefit plan.
(7)	Includes 2,685 shares owned by Nancy Williams, Mr. Williams’ wife and 4,000 shares held by Mr. Williams’ adult children. Mr. Williams disclaims any economic interest in these shares. Also includes 45,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(8)	Includes 35,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.

(9)	Includes 45,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007. Includes the impact of 14,258 shares sold on August 2, 2007.
(10)	Includes 30,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(11)	Includes 10,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(12)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(13)	Includes 496,503 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 1, 2007.
(14)	Based on NASDAQ report on institutional holders dated August 10, 2007.

The Company does not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2007, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. During fiscal 2007, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from its shareholders and has adopted a procedure for receiving and addressing those communications. The process for shareholders to communicate with the Board of Directors is to send such communications in writing to Philip J. Hawk, Chairman of the Board, Team, Inc., 200 Hermann Drive, Alvin, Texas 77511.

Section 16(a) Beneficial Ownership Reporting Compliance

During fiscal year 2007, the following person failed to file timely reports required under Section 16(a) of the Exchange Act (the number of late reports and transactions involved is contained in the parenthesis after his name): Vincent D. Foster (1:1), Emmett J. Lescroart (1:1), Sidney B. Williams (1:1), Jack M. Johnson, Jr. (1:1), E. Theodore Laborde (1:1), Louis A. Waters (1:1), Philip J. Hawk (1:4), and Kenneth M. Tholan (1:4). Mr. Foster, Mr. Lescroart, Mr. Williams, Mr. Johnson, Mr. Laborde, and Mr. Waters were late filing Form 4s disclosing the shares of common stock each received as director compensation. Mr. Hawk and Mr. Tholan were tardy in their filing Form 4s disclosing the acquisition and disposition of common stock.

Code of Ethical Conduct

The Company has adopted a code of ethics that applies to all employees and directors of the Company. A copy of such code, entitled “Team, Inc. Code of Ethical Conduct”, has been filed with the Securities and Exchange Commission as an exhibit to the Company’s 10-K Report for the fiscal year ended May 31, 2003. Also, a copy of this Code is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance.” The Company intends to disclose on its website any waivers or amendments to its Code of Ethical Conduct within five business days of such action.

CERTAIN TRANSACTIONS

The Company’s legal staff annually reviews the transactions of each director and executive officer to determine if there are any circumstances that would require disclosure as a related person transaction in the Company’s public filings. In addition, the Directors and Corporate Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related person transactions and related issues.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the three members of the Company’s Board of Directors identified above. Each committee member is independent, as defined by the applicable listing requirements of the NASDAQ Global Select Stock Market. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2007 with management and has discussed with KPMG LLP, the independent auditors for the Company, the matters required to be discussed by Statement on Accounting Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed the auditors’ independence with KPMG.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007 filed with the Securities and Exchange Commission.

Vincent D. Foster, Chairman

Jack M. Johnson, Jr.

Robert A. Peiser

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS

A representative of KPMG LLP is expected to attend the 2007 Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

Principal Accountant Fees and Services

The following table sets forth the fees billed by KPMG LLP in each of the past two fiscal years:

	FY 2007	FY 2006
Audit Fees	$985,000	$945,750
Audit-Related Fees	$35,000	$30,000
Tax Fees	$1,250	$25,525
All Other Fees	$—	$—

Audit-related fees consist of fees associated with the audit of the Company’s 401(k) Plan. Tax fees consist of fees associated with the preparation of the Company’s Federal and state income tax returns for the subject years.

The Audit Committee meets annually to pre-approve audit and tax fees for the ensuing year. In June 2006, the Audit Committee authorized Mr. Owen to engage KPMG on matters not exceeding $10,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. More than 90% of fees paid to KPMG pertaining to fiscal 2007 were pre-approved by the Audit Committee.

PROPOSAL TWO—APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE FIRST AMENDED AND RESTATED TEAM, INC. 2006 STOCK INCENTIVE PLAN

The Board of Directors of the Company has approved, and proposed that the shareholders approve at the Annual Meeting, an increase in the total number of shares authorized to be issued under the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan (the “Plan”) by 350,000 shares (700,000 shares post-split) to 2,700,000 shares (5,400,000 shares post-split). Currently, there are 2,350,000 shares (4,700,000 shares post-split) authorized under the Plan, a copy of which is attached hereto as Appendix A.

It is anticipated that the additional 350,000 shares (700,000 shares post-split) proposed to be authorized under the Plan will enable the Company to provide sufficient grants of awards for the next year. The Company’s intention is to maintain an average annual “burn rate” of approximately three percent for all employees, excluding initial option awards that may be associated with new employees joining the Company through acquisitions.

Description of the Plan

Awards under the Plan consist of the Company’s authorized common stock, par value $0.30 per share. The fair market value of the Company’s common stock as of August 10, 2007 was $43.35 per share ($21.68 per share post-split). The Plan provides for the grant of incentive stock options, nonstatutory stock options, shares of restricted stock, stock appreciation rights (“SARs”), stock units and performance share awards. Awards under the Plan may be made to employees, including officers and directors who may be employees, and non-employee directors, consultants and advisors. Currently all employees of the Company are eligible to receive awards under the Plan, however, historically approximately 75 employees receive awards and, additionally, as deem appropriate, consultants and advisors to the Company are eligible to receive awards under the Plan. As amended, an aggregate of 2,700,000 shares (5,400,000 shares post-split) of Common Stock will be reserved for issuance under the Plan. No eligible individual may be granted options or rights under the Plan in any single fiscal year of the Company, the total number of shares subject to which exceeds 250,000 shares (500,000 shares post-split) (the “Maximum Award Limit”).

The Plan is administered by the Board of Directors or by the Compensation Committee (referred to herein as the “Committee”). The Committee has full authority, subject to the terms of the Plan, to determine the individuals to whom awards are made, the number of shares of common stock represented by each award, the time or times at which options are granted and exercisable, the exercise price of options, and the time or times at which shares of restricted stock, SARs, stock units or performance shares will be issued, vested or exercisable.

The Plan may be amended by the Board of Directors. However, the Plan may not be amended without the consent of the holders of a majority of the shares of stock then outstanding to increase the aggregate number of shares of stock that may be issued under the Plan or the Maximum Award Limit.

Description of Stock Options under the Plan

The Plan authorizes the award of both incentive stock options, for which option holders may receive favorable tax treatment under the Code, and nonstatutory stock options, for which option holders do not receive special tax treatment. For further information regarding the tax treatment of options granted under the Plan, see “Tax Treatment of Awards” below.

Incentive stock options may be granted only to employees. Non-qualified stock options may be granted to employees, directors, consultants and advisors. The exercise price of each option shall be determined by the Committee, and must be equal to or greater than the fair market value of the stock on the date of grant of the option; provided that the exercise price of an incentive stock option granted to an employee who owns more than 10% of the Company’s common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

The optionee may pay the exercise price:

(1)	in cash;

(2)	with the approval of the Committee, by delivering or attesting to the ownership of shares of common stock having a fair market value on the date of exercise equal to the exercise price of the option; or

(3)	by such other method as the Committee shall approve, including payment through a broker in accordance with cashless exercise procedures permitted by Regulation T of the Federal Reserve Board.

Options vest according to the terms and conditions determined by the Committee and specified in the option agreement. The Committee will determine the term of each option up to a maximum of ten years from the date of grant; provided that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

Description of Restricted Stock

Restricted stock awards are grants of common stock subject to a required period of employment or service following the award, referred to as the restricted period, and any other conditions established by the Committee. A recipient of a restricted stock award will become the holder of shares of restricted stock free of all restrictions if he or she completes the restricted period and satisfies any other conditions; otherwise, the shares will be forfeited. Under the Plan, the restricted period may not be more than ten years. The recipient of the restricted stock will have the right to vote the shares of restricted stock and, unless the Committee determines otherwise, will have the right to receive dividends on the shares during the restricted period. The recipient of the restricted stock may not sell, pledge or otherwise encumber or dispose of restricted stock until the conditions imposed by the Committee have been satisfied. The Committee may accelerate the termination of the restricted period or waive any other conditions with respect to any restricted stock.

Description of Stock Units and SARs

Stock units may be awarded under the Plan. A grant of a stock unit is a right to receive shares of common stock at a future date, or upon the satisfaction of certain conditions set forth in the stock unit award. SARs may be awarded under the Plan. An SAR is an award that may be granted on a stand-alone basis or in tandem with a stock option, and entitles the holder to receive an amount equal to the difference between (i) the fair market value of the shares of stock at the time of exercise of the SAR and (ii) the fair market value of the shares of stock on the date that the SAR was granted. Under the Plan, this amount is paid to the holder upon the exercise of a SAR in the form of shares of stock (valued at their fair market value at the time of exercise), cash or a combination thereof.

Tax Treatment of Awards

The discussion below summarizes the expected federal income tax treatment of awards under the Plan, under currently applicable laws and regulations. It is only a summary of the effect of U.S. federal income taxation upon recipients of awards and the Company with respect to the grant and exercise of awards under the Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a recipient’s death or the income tax laws of any municipality, state or foreign country in which the recipient’s income or gain may be taxable.

Stock Options

Under current federal tax law, upon the grant of a nonstatutory stock option, no taxable income will be realized by the optionee and the Company will not be entitled to any tax deduction. Upon exercise of a nonstatutory stock option, an optionee will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the Common Stock on the date of exercise (the “Spread at Exercise”). The Company will be entitled to a corresponding tax deduction. Upon the grant of an incentive stock option, no taxable income will be realized by an optionee and the Company will not be entitled to any tax deduction. If an optionee exercises the option, without having ceased to be an employee of the Company or any of its subsidiaries at any time during the period from the grant of the option until three months before its exercise, then generally, no such taxable income or deduction will result at the time of the exercise of such option. If no “disqualifying disposition” of the stock transferred to an optionee upon exercise of the option is made by the option holder (i.e., no disposition occurs within the period that ends on the later to occur of one year after such stock is so transferred and two years after the grant of the option), any profit (or loss) realized by an optionee from a sale or exchange of such stock will be treated under the Code as long-term capital gain (or loss), and no tax deduction will be allowable to the Company with respect thereto. When an optionee exercises an incentive stock option, the Spread at Exercise will be included in alternative minimum taxable income for purposes of the alternative minimum tax provisions of the Code. If a disqualifying disposition of such stock is made by an option holder, the disposition will result in ordinary income at the time of the disposition in an amount equal to the lesser of (i) the gain on the sale or (ii) the Spread at Exercise. If the gain exceeds the Spread at Exercise, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale. If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, depending upon how long the shares have been held before the sale, equal to the difference between the exercise price and the sale price.

Stock options awarded under the Plan may provide for accelerated vesting upon a change in control of the Company. The accelerated vesting of options could result in an optionee being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the optionee. If so, the Company would not be able to deduct the excess parachute payments.

Restricted Stock Awards

A recipient generally does not recognize taxable income on the grant of shares of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. Any dividends paid on the shares of restricted stock before the vesting date are also taxable as compensation income upon receipt.

However, a recipient may elect to recognize income upon the grant of shares of restricted stock, rather than when the recipient’s interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award. If the recipient makes this election, dividends paid with respect to the restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the shares of restricted stock lapse. The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the shares of restricted stock. If shares of restricted stock are forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the shares. The recipient may, however, be entitled to receive a capital loss deduction upon forfeiture.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of shares restricted stock, subject to the limitations of Section 162(m).

SARs

Under current federal tax law, upon the grant of an SAR, no taxable income will be realized by the holder and the Company will not be entitled to any tax deduction. Upon exercise of an SAR, the holder will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the fair market value of the Common Stock on the date of grant of the SAR and the fair market value of the Common Stock on the date of exercise. The Company will be entitled to a corresponding tax deduction.

Stock Units

A recipient does not recognize taxable income on the grant of stock unit awards, but does recognize ordinary income when they vest, unless settlement of the units is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares of Common Stock are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on stock unit awards are also taxable as compensation income upon vesting or payment, as applicable.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of stock unit awards, subject to the limitations of Section 162(m).

Performance Share Awards

A recipient does not recognize taxable income on the grant of performance share awards, but does recognize ordinary income, to the extent that the designated performance measures are satisfied, when the cash or shares of Common Stock are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of delivery, plus the amount of cash payable or paid, as applicable. Any dividends paid on performance share awards are also taxable as compensation income upon payment.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of performance share awards, subject to the limitations of Section 162(m).

Withholding

The Company will retain the right to deduct or withhold, or require the recipient to remit to the Company, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the Plan.

Change in Control and Excess Parachute Payments

The accelerated vesting of awards upon a change in control could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the Company would not be able to deduct the excess parachute payments.

Section 162(m) Limitations

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who is, on the last day of the Company’s taxable year in which the deduction would otherwise be claimed, the Company’s chief executive officer or one of the other four highest paid officers named in its proxy statement. This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that shareholders approve the material terms of the compensation.

The Plan incorporates the requirements for the performance-based compensation exception applicable to options and SARs, so that all such awards should qualify for the exception. In addition, the Compensation Committee may grant other awards designed to qualify for this exception. However, the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and in some cases, including a change in control, the exception may cease to be available for some or all awards (including options and SARs) that would otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to the Company.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

Required Vote

Approval of the increase in the total number of shares authorized to be issued under the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to a vote at the 2007 Annual Meeting.

The Board of Directors recommends a vote FOR approval of the increase in the total number of shares authorized to be issued under the Plan.

PROPOSAL THREE—APPROVAL OF THE TEAM, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN

The Board of Directors of the Company has approved, and proposed that the shareholders approve at the Annual Meeting, the Team, Inc. Executive Incentive Compensation Plan (the “Compensation Plan”). The Compensation Plan is designed to give the Company a competitive advantage in attracting, retaining and motivating key executives and to provide the Company with the ability to provide incentive compensation that is linked to financial measures, which is not subject to the tax deduction limitation rules described below. Attached to this Proxy Statement as Appendix B is a copy of the Compensation Plan, as approved by the Board of Directors and as submitted to the shareholders for their approval.

Summary Description of the Compensation Plan

The following discussion summarizes the material terms, including performance objectives, of the Compensation Plan.

Compensation Plan Administration. The Compensation Plan is administered by the Compensation Committee of the Company’s Board of Directors

Eligibility. The participants in the Compensation Plan are the key executive officers of the Company with significant operating and/or financial responsibility who are annually designated as plan participants by the Compensation Committee.

Performance Goals. The Compensation Committee establishes performance goals annually within ninety days after the commencement of the fiscal year to which the goals relate. Performance goals for each participant may be based on corporate, business unit/function or individual performance, or a combination of one or more such measures.

Corporate Performance. The performance measures for corporate performance will be established based on such measures as earnings per share, return on equity, return on average assets, returns on invested capital, revenues, expense management, or other objective criteria.

Business Unit/Function Performance. The performance measures for business unit/function performance will be established separately for each participant whose performance goals are based in whole or in part on business unit/function performance. Such performance measures will be based on such business criteria as achievement of financial or non-financial goals, safety record, training goals, or other objective criteria.

Individual Performance. The performance measures for individual performance will be established separately for each participant whose performance goals are based in whole or in part on individual performance. Such performance measures will be based on such business criteria as process improvement, expense management, achievement of particular management objectives, or other objective criteria.

Cash Award Amounts. In connection with the annual establishment of performance goals, the Compensation Committee sets a target award for each participant in the Compensation Plan for the applicable year, which is expressed as a percentage of the participant’s base compensation in effect on the last day of the final pay period of that year. The participants may earn their target incentive compensation if and to the extent the performance goals established by the Compensation Committee are met. The amount of incentive compensation paid to a participant in the Compensation Plan may range from zero to double their targets, based upon the extent to which the performance goals are achieved or exceeded. The minimum level at which a participant in the Compensation Plan will earn any incentive payment, and the level at which a participant will earn the maximum incentive payment of double the target, will be established annually by the Compensation Committee within 90 days of fiscal year end. Actual payouts under the Compensation Plan will be based on either a straight-line or pre-established interpolation based on the minimum and maximum levels and performance goals. The maximum dollar amount to be paid for any fiscal year under the Compensation Plan to any participant in the Compensation Plan may not exceed $2,000,000.

The Compensation Plan may be amended by the Board of Directors or the Compensation Committee.

Reason for Shareholder Approval

The Compensation Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. However, qualified “performance-based compensation” is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are disclosed to and approved by the shareholders of the paying corporation. The rules pertaining to Section 162(m) of the Code further require that a company obtain shareholder approval of its performance-based compensation plan every five years following the last such approval or if the material terms of the plan, including performance goals, are changed in the interim.

Shareholder approval of the Compensation Plan is being sought to qualify compensation paid under the Compensation Plan as qualified “performance-based compensation,” as defined in Section 162(m) of the Code, and not for approval of the Compensation Plan itself. If the Compensation Plan is approved by the shareholders at the 2007 Annual Meeting, the Company’s performance-based payments under the Compensation Plan should be deductible for federal income tax purposes for the next five fiscal years (at which time, as discussed above, shareholder approval will again be required).

MAXIMUM PERFORMANCE-BASED INCENTIVE CASH COMPENSATION FOR TEAM, INC. NAMED EXECUTIVE OFFICERS PLAN

New Plan Benefits

It is not possible to currently determine the amounts payable under the Compensation Plan for the year ending May 31, 2008 since they are dependent on the Company’s financial performance. The Compensation Committee has established targeted pay-outs under the Compensation Plan for fiscal year 2008 based upon the achievement of fully diluted earnings per share of $2.10. At that earnings level, targeted payouts under the Plan to the Named Executives will be as follows:

Name and Position	2008 Target ($)
Philip J. Hawk Chairman of the Board and Chief Executive Officer	$275,000
Ted W. Owen Senior Vice President and Chief Financial Officer and Treasurer	$100,000
John P. Kearns Senior Vice President	$100,000

(Note)	Actual payouts under the Plan could range from zero (if earnings are below $1.80 per share) to 200% of the targeted amount (if earnings are $3.25 or higher).

Required Vote

Approval of the Compensation Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to a vote at the 2007 Annual Meeting.

The Board of Directors recommends a vote FOR approval of the Executive Incentive Compensation Plan.

OTHER BUSINESS

Management does not intend to bring any business before the 2007 Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the 2007 Annual Meeting by others. If, however, any other matters properly come before the 2007 Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

ANNUAL REPORT OF FORM 10-K

The Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended May 31, 2007, including the financial statements and the financial statement schedules, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: Ted W. Owen, 200 Hermann Drive, Alvin, Texas 77511.

SHAREHOLDER PROPOSALS

Any proposal by a shareholder to be presented at the Company’s Annual Meeting of Shareholders in 2008 must be received by the Company no later than April 30, 2008 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy used in connection with such meeting.

By Order of the Board of Directors

Ted W. Owen
Senior Vice President and Chief Financial Officer and Corporate Secretary

August 27, 2007

APPENDIX A

FIRST AMENDED AND RESTATED TEAM, INC. 2006 STOCK INCENTIVE PLAN

The following First Amended and Restated Team, Inc. 2006 Stock Incentive Plan (the “Plan”) has been adopted by the Board of Directors of Team, Inc. (the “Company”) and is effective on August 22, 2007.

I. INTRODUCTORY PROVISIONS; DEFINITIONS

1.	History and Purpose. The Plan is an amendment and complete restatement of the Company’s 1998 Incentive Stock Option Plan, and will consolidate the Company’s 2004 Restricted Stock Option Plan in a single restated plan. After approval of the plan by the stockholders, no further equity awards will be made under the Company’s 2004 Restricted Stock Option Plan, and the shares authorized under the 2004 Plan are consolidated and incorporated into the Plan. The Plan is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected key employees of the Company, directors, consultants and advisors upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and/or increase and retain a proprietary interest in the Company by ownership of its stock.

2.	Definitions.

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliates” means, except to the extent otherwise not permitted under Section 424(f) of the Code, any one or more corporations which are members of a “parent-subsidiary controlled group” as such term is defined in Section 1563(a)(1) of the Code, except that “at least 50 percent” shall be substituted for “at least 80 percent” each place it appears in Section 1563(a)(1) of the Code.

“Award” means any form of award authorized and granted under the Plan, whether singly or in combination pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Board may establish. Awards granted under the Plan may include:

(i)	Options;

(ii)	Restricted Stock;

(iii)	Stock Appreciation Rights; and

(iv)	Stock Units and Performance Awards.

“Board” means the Board of Directors of the Company.

“Change of Control” means (i) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation other than a transaction undertaken in order to reincorporate in another state (for purposes thereof, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation); (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities by any “person,” as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any entity owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company; provided, however, that in no event shall a Change of Control include any transaction following which the former shareholders of the Company continue to represent more than 50% of the combined voting power of the Company’s then outstanding securities, in substantially the same proportions as prior to the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee, or such other committee comprised solely of “non-employee directors,” as defined in Rule 16b-3(b)(3) promulgated under the Act as designated by the Board of Directors, vested with authority for administration of the Plan by the Board.

“Common Stock” or “Stock” means the Company’s $0.30 par value common stock.

“Date of Grant” means the date on which an Award is granted under the Plan.

“Exercise Price” means a price per share of Common Stock that is equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the last date preceding the Date of Grant on which sales of the Common Stock occurred on the American Stock Exchange or other primary market or exchange on which the Common Stock traded.

“Fair Market Value” of Common Stock as of a given date shall mean the closing sales price of the Common Stock on the applicable exchange or market on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported; provided, however, that if the Common Stock does not trade on the relevant date, such price shall be determined based upon the closing price of the Common Stock on the next preceding date on which trades occurred; and provided further, however, that should the primary market or exchange on which the Common Stock is traded adopt a continuous twenty-four hour trading policy, “Fair Market Value” for purposes of this Plan shall mean the price of the Common Stock on the last trade prior to 4:30 p.m., New York time.

“Incentive Stock Option” means an Option intended to qualify, and which qualifies as, an “incentive stock option” under Section 422 of the Code.

“Non-qualified Stock Option” means an Option not intended to be (as set forth in the Option Agreement), or which does not qualify as, an Incentive Stock Option.

“Option” means an option granted under the Plan.

“Optionee” means a person to whom an Option, which has not expired, has been granted under the Plan.

“Participant” means an employee, director, consultant or advisor to the Company, who is granted an Award under the Plan.

“Performance Award” means the right of a Participant to receive Stock or cash upon satisfaction of performance conditions as described in Part V.

“Permitted Transferees” means members of the immediate family of the Participant, trusts for the benefit of such immediate family members, and partnerships in which substantially all of the interests are held by the Participant and members of his or her immediate family. An immediate family member shall mean any descendant (children, grandchildren and more remote descendants), including step-children and relationships arising from legal adoption, and any spouse of a Participant or a Participant’s descendant.

“Restricted Period” has the meaning ascribed to it in Part IV.

“Restricted Stock” has the meaning ascribed to it in Part IV.

“Stock Appreciation Right” means the right of a Participant to receive Stock or cash upon exercise of the Award as described in Part III.

“Stock Unit” means a right to deferred delivery of Stock or cash under an Award described in Part V.

“Successor” means the legal representative of the estate of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

“Term of Plan” means that period which commences August 1, 2006, and terminates on July 31, 2016, or such earlier date as the Board hereafter determines.

“Termination of Employment” or “Termination of Service” means the cessation of an employee’s relationship as an employee of the Company or Affiliate (for federal tax purposes), or termination of a director’s, consultant’s, or advisor’s service as such for the Company or Affiliate.

3.	Administration of Plan. The Plan shall be administered by a Committee of two or more members. The Committee shall report all action taken by it to the Board. Except when the Board determines otherwise, the Committee shall consist of the members of the Compensation Committee of the Board of Directors. All members of the Committee shall qualify as both “non-employee directors,” as defined in Rule 16b-3(b)(3) promulgated under the Act and “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the Participants to whom and the time or times at which Awards shall be granted and the number of shares of Common Stock covered by each Award; to construe and interpret the Plan; to determine and interpret the terms and provisions of the respective Award agreements, which need not be identical as between Participants, including, but without limitation, terms covering the payment of the Option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

4.	Common Stock Subject to the Plan. The aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall not exceed 2,350,000, subject to adjustment under the provisions of Part VI. The shares of Common Stock to be issued under the Plan may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any Award shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Award but not issued shall again be available for award under the Plan. The maximum number of shares for which Options and Stock Appreciation Rights may be awarded during any fiscal year of the Company to any employee shall be 250,000 (the “Maximum Annual Award”).

5.	Limitations on Certain “Full Value” Grants Awarded under the Plan. Notwithstanding the provisions of paragraph 4 above, with respect to 95% of the shares of Common Stock awarded under the Plan, or 2,232,500 shares (subject to adjustment under the provisions of Part VI), the minimum period over which tenure-based awards of Restricted Stock or Stock Units may vest shall be three (3) years (except in the case of the Participant’s death, disability, retirement or a Change of Control), and the minimum performance period over which Awards of Restricted Stock, Stock Units or Performance Awards shall vest shall be one (1) year (except in the case of the Participant’s death, disability, retirement or a Change of Control).

6.	Award Agreements. Any Award granted under this Plan shall be evidenced by an agreement (“Award Agreement”) which shall be approved in form and substance by the Committee. Such Award Agreements may, in the discretion of the Committee, contain (i) forfeiture provisions applicable if a Participant’s employment or service terminates for Cause; and/or (ii) non-compete covenants applicable to a Participant who accepts such Award. Each Award Agreement shall be executed by an officer of the Company and the Participant.

II. STOCK OPTIONS

All Options and Option Agreements granted under the provisions of this Plan shall be subject to the following limitations and conditions:

1.	Option Price. The Option price per share with respect to each Option shall be the Exercise Price.

2.	Period of Option. The expiration date of each Option shall be fixed by the Committee at the Date of Grant, but in no event shall the expiration date be later than ten years from the Date of Grant.

3.	Holding Period. No Common Stock issued pursuant to exercise of an Option granted pursuant to this Plan may, unless the Committee determines otherwise, be sold, transferred, assigned or otherwise disposed of within six months following the Date of Grant of the Option.

4.	Shareholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a shareholder of the Company by reason of holding an Option, and such shareholder rights will not exist until the certificates evidencing the shares of Common Stock purchased under the Option are properly delivered to such Optionee or his Successor.

5.	Exercise of Option. Each Option shall be exercisable from time to time over a period commencing on the Date of Grant and ending upon the expiration or termination of the Option; provided, however, the Committee may, by the provisions of any Option Agreement, postpone in whole or in part the vesting or exercisability of the Option and limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable. Payment of the Exercise Price for shares of Stock purchased under this Plan shall be made in full and in cash or by certified or cashier’s check made payable to the Company or a combination thereof. In addition, if permitted by the Committee or the terms of the Option Agreement, Participants may elect to pay the Exercise Price by tendering, either through actual delivery of shares of Common Stock or though attestation, shares of Common Stock (valued at Fair Market Value) owned by the Participant, or any combination thereof, equivalent to the Exercise Price. The Committee may permit a Participant to pay the Exercise Price by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Exercise Price and any tax withholding resulting from such exercise. Exercise of an Option shall not be effective until the Company has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Exercise Price for the number of shares purchased. The Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

6.	Nontransferability of Option. Incentive Stock Options awarded under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Incentive Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. If expressly permitted by the terms of the Option agreement, Non-Qualified Options may be transferred by a Participant to Permitted Transferees, provided that there is not any consideration for the transfer. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process.

7.	Termination of Employment or Service. Except as provided herein, upon an Optionee’s Termination of Employment or Service his Option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such Option privileges shall be exercisable by such Optionee for three months after the date of such termination, but not any later than the expiration date of the Option, at which time such Option shall expire. The Committee may, by the terms of the Option Agreement, provide for a longer or shorter period during which the Option may be exercised following Termination of Employment or Service. The granting of an Option to an eligible person does not alter in any way the Company’s existing rights to terminate such person’s employment or service at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

8.	Death of Optionee. If an Optionee dies while in the employment or service of the Company, such Optionee’s Option shall remain exercisable by the Optionee’s Successor until the close of the business day on or immediately preceding the first annual anniversary date of the Optionee’s death, or the expiration date, if earlier, at which time such Option shall expire.

9.	Additional Limitations for Incentive Stock Options. Options granted under the Plan may qualify as “incentive stock options” as defined in Section 422 of the Code. Incentive Stock Options shall be awarded only to employees. No Incentive Stock Options shall be granted to any employee if, immediately before the Date of Grant, such employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates (as determined in accordance with the stock attribution rules contained in Section 424(d) of the Code). Provided, the preceding sentence shall not apply if at the time the Option is granted, the Option Price is increased to an amount equal to 110 percent of the Fair Market Value and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted. The aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans qualified under Section 422 of the Code sponsored by the Company or any Affiliate) shall not exceed $100,000.00. If any Options are awarded in excess of this limit, the excess options shall be Non-Qualified Stock Options.

III. STOCK APPRECIATION RIGHTS

1.	Definition. A Stock Appreciation Right is an Award that may be granted and entitles the holder to receive an amount equal to the difference between the Fair Market Value of the shares of Stock at the time of exercise of the Stock Appreciation Right and the Fair Market Value of Stock on the date of grant, subject to the applicable terms and conditions of the Award Agreement and the following provisions of this Part III.

2.	Eligibility. The Board may, in its discretion, award Stock Appreciation Rights to any Participant.

3.	Exercise. A Stock Appreciation Right may be exercised under the applicable terms and conditions of the Award Agreement. A Stock Appreciation Right shall entitle the holder to receive, upon exercise of the Stock Appreciation Right, shares of Stock (valued at their Fair Market Value at the time of exercise), cash or a combination thereof, in the discretion of the Board, in an amount equal in value to the excess of the Fair Market Value of the shares of Stock subject to the Stock Appreciation Right as of the date of such exercise over the Fair Market Value on the date of grant.

4.	Expiration Date. The “Expiration Date” with respect to a Stock Appreciation Right shall be determined by the Board, and shall be not later than ten years from the date of grant. If the right is not exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in accordance with the Award Agreement.

IV. RESTRICTED STOCK

1.	Definition. Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment or service as a director or consultant, and any other conditions established by the Board.

2.	Eligibility. The Board shall designate the Participants to whom Restricted Stock is to be awarded and the number of shares of Stock that are subject to the award.

3.	Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Board in its sole discretion and as shall be contained in the Award Agreement.

Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in Part I, paragraph 5 and otherwise herein, for a period of 10 years or such shorter period as the Board may determine after the time of the award of such stock (the “Restricted Period”). Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Board, the right to receive all dividends paid on such shares.

The Board may in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants, subject to the provisions of Part I, paragraph 5.

Except as otherwise determined by the Board in its sole discretion, a Participant whose employment or service with the Company and all Affiliates terminates prior to the end of the Restricted Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock Award.

Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Team, Inc. 2006 Stock Incentive Plan and an agreement entered into between the registered owner and Team, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Team, Inc., [address].

At the end of the Restricted Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his Successors).

4.	Substitution of Cash. The Board may, in its discretion, substitute cash equal to the Fair Market Value (determined as of the date of distribution) of Stock otherwise required to be distributed to a Participant.

V. STOCK UNITS AND PERFORMANCE SHARE AWARDS

1.	Definition. A “Stock Unit” Award is the grant of a right to receive shares of Stock or cash in the future. A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period. The number of Performance Shares earned, and the value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met. The minimum vesting or performance period for Awards of Stock Units and Performance Shares shall be subject to the provisions of Part I, paragraph 5.

2.	Eligibility. The Board shall designate the Participants to whom Stock Units or Performance Share Awards are to be awarded, and the number of units or shares to be the subject of such awards.

3.	Terms and Conditions of Awards. For each Participant, the Board will determine the timing of awards; the number of Stock Units or Performance Units awarded; the value of Stock Units and Performance Units, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Shares are earned; the performance period during which the performance measures will apply (which shall be subject to the provisions of Part I, paragraph 5); the relationship between the level of achievement of the performance measures and the degree to which Performance Shares are earned; whether, during or after the performance period, any revision to the performance measures or performance period should be made to reflect significant events or changes that occur during the performance period (subject to the provisions of Part I, paragraph 5); the number of earned Performance Shares that will be paid in cash and/or shares of Stock; and whether dividend equivalents will be paid on Stock Units, either currently or on a deferred basis. All Awards of Stock Units and Performance Shares shall be made in accordance with the limits set forth in Part I, paragraph 5 hereof.

4.	Payment. The Board will compare the actual performance to the performance measures established for the performance period and determine the number of units to be paid and their value. Payment for Stock Units or Performance Shares earned shall be wholly in cash, wholly in Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Board shall provide. The Board will determine the number of earned Stock Units or Performance Shares to be paid in cash and the number to be paid in Stock. For Stock Units or Performance Shares payable in shares of Stock, one share of Stock will be paid for each share earned, or cash will be paid for each share earned equal to either (a) the Fair Market Value of a share of Stock at the delivery date or the end of the performance period, as applicable, or (b) the Fair Market Value of the Stock averaged for a number of days determined by the Board. For Stock Units or Performance Shares awarded in cash, the value of each share earned will be paid in its initial cash value, or shares of Stock will be distributed based on the cash value of the shares earned divided by (a) the Fair Market Value of a share of Stock at the delivery date or end of the performance period, as applicable, or (b) the Fair Market Value of a share of Stock averaged for a number of days determined by the Board.

5.	Death or Termination of Employment or Service. A Participant whose employment or service with the Company and Affiliates terminates because of death either (i) during a performance period, or (ii) prior to the delivery date for Stock Units, shall be entitled to the prorated value of earned Performance Shares or Stock Units, at the conclusion of the performance period (or the deferred delivery date) based on the ratio of the months the Participant was employed (or during which he rendered services as a director or consultant) during the period to the total months of the performance period (or from the date of the award of the Stock Units until the deferred delivery date). If the Participant’s employment or service with the Company and Affiliates terminates for any reason other than death (i) during a performance period, or (ii) prior to the delivery date for deferred Stock Units, the Performance Shares or Stock Units will be forfeited on the date his employment or service with the Company and Affiliates terminates. Notwithstanding the foregoing provisions, but subject to the limitations contained in Part I, paragraph 5 herein, the Board may determine that the Participant will be entitled to receive all or any portion of the Performance Shares or Stock Units that he would otherwise receive, and may accelerate the determination and payment of the shares or units or make such other adjustments as the Board, in its sole discretion, deems desirable.

VI. GENERAL PROVISIONS

1.	Adjustments. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares authorized or outstanding under the Plan, and the Maximum Award Limit. The Committee shall also make adjustments in the event of any distribution of assets to shareholders other than a normal cash dividend. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Awards, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Participant shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per share. The Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Award.

(a)

In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option or Stock Appreciation Right Awards granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period to exercise his Option or Right as to all or any part of the shares covered thereby, including shares as to which such Option or Right would not otherwise be exercisable by reason of an insufficient lapse of time.

(b)	Upon a Change in Control, each outstanding Award shall become 100% vested as of the date of the Change in Control, provided that the Participant’s employment or service has not terminated prior to such date.

In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

(i)	If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then any Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

(ii)	If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the shares under outstanding and unexercised stock options and rights for securities of another corporation, then the Committee shall adjust the shares under such outstanding and unexercised stock options and rights (and shall adjust the shares remaining under the Plan which are then available to be optioned under the Plan, if the Reorganization Agreement makes specific provision therefore) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such stock and such Options and rights.

(c)	The term “Reorganization” as used herein shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization. The provisions hereof shall comply with Section 424(a) of the Code except to the extent the Committee determines otherwise.

(d)	Adjustments and determinations hereunder shall be made by the Committee, whose decisions shall be final, binding, and conclusive.

2.	Restrictions on Issuing Shares. The issuance of Shares under the Plan shall be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Without limiting the foregoing, the Company will not be obligated to sell any Shares hereunder unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Participant shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company’s counsel, to secure to the Company an appropriate exemption from applicable securities laws.

3.	Withholding of Taxes. All Awards and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board, through the surrender of shares of Common Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan. The Company shall have the right to deduct from all amounts paid in cash in consequence of the exercise of an Option or Stock Appreciation Right or in connection with an award of Restricted Stock or Stock Units and Performance Share Awards under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant is entitled to receive shares of Common Stock pursuant to the exercise of an Option or a Stock Appreciation Right or with respect to an award of Stock Units and Performance Share Awards pursuant to the Plan, the Company shall have the right to require the Participant to pay to the Company the amount of any taxes that the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld. Upon the disposition (within the meaning of Code Section 424(c)) of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of the holding period requirements of Code Section 422(a)(1), the employee shall be required to give notice to the Company of such disposition and the Company shall have the right to require the employee to pay to the Company the amount of any taxes that are required by law to be withheld with respect to such disposition. Upon termination of the Restricted Period with respect to an award of Restricted Stock (or such earlier time, if any, as an election is made by the Participant under Code Section 83(b), or any successor provisions thereto, to include the value of such shares in taxable income), the Company shall have the right to require the Participant to pay to the Company the amount of taxes that the Company is required to withhold with respect to such shares of Common Stock or, in lieu thereof, to retain or sell without notice a sufficient number of shares of Common Stock held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Restricted Stock the amount of taxes that the Company is required to withhold with respect to such dividend payments.

4.	Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company’s general funds and used for general corporate purposes.

5.	Amendment, Suspension, and Termination of Plan.

(a)	The Board shall have complete discretionary authority and power to amend, suspend or terminate the Plan at any time, subject to the following provisions:

(i)	Any material amendment, including but not limited to an amendment increasing the number of shares of Common Stock provided in Part I, amending the limitations set forth in Part I, paragraph 5, or increasing the Maximum Award Limit may not be made without shareholder approval.

(ii)	The Board may not, without the Participant’s written consent, modify the terms and conditions of an Award in a manner that impairs any right or obligation previously granted.

(iii)	No amendment, suspension or termination of the Plan shall, without the Participant’s written consent, alter, terminate or impair any right or obligation under any Award previously granted under the Plan.

(b)	Unless previously terminated, the Plan shall terminate with respect to the issuance of any new Awards, and no more Awards may be granted after July 31, 2016. The Plan shall continue in effect with respect to Awards granted before termination of the Plan until such Awards have been settled, terminated, or forfeited.

APPENDIX B

TEAM, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	The Plan. The Team, Inc. Executive Incentive Compensation Plan (the “Plan”) is intended to satisfy the applicable provision of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Plan is to provide selected executives of Team, Inc. or an affiliate thereof (the “Company”) with cash awards (the “Awards”) based upon pre-established, objective performance goals, thereby promoting the alignment of the participating employees’ interests with the interests of the Company and its shareholders, and focusing participating employees’ efforts toward enhancing the efficiency, profitability, growth and value of the Company.

2.	Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall be comprised solely of two or more outside directors meeting the requirements of Section 162(m)(4)(C) of the Code. The Committee shall have full authority to interpret and administer the Plan and establish rules and regulations for the administration of the Plan. The decisions and determinations of the Committee in all matters regarding the Plan shall be in its sole discretion. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive.

3.	Eligibility. The Committee shall select those key executives of the Company with significant operating and/or financial responsibility, which shall include those individuals who are likely to be “covered employees” (within the meaning of Section 162(m) of the Code), for the relevant fiscal year, to participate in the Plan (each key executive so selected a “Participant” and collectively, the “Participants”). Participation in the Plan in any one fiscal year does not guarantee that an executive will be selected to participate in the Plan in any following fiscal year.

4.	Establishment of Performance Goals. In respect of each fiscal year and in any event no later than ninety (90) days after the commencement of the fiscal year, the Committee shall establish performance goals for each Participant; provided that the outcome must be substantially uncertain at the time that the Committee establishes the goal.

a.	Types of performance. The performance goals selected by the Committee shall be based on one or more performance measures that apply to the Company as a whole (“Corporate Performance”), the Participant’s business unit/function performance (“Business Unit/Function Performance”), the Participant alone (“Individual Performance”), or any combination of one or more of Corporate Performance, Business Unit/Function Performance or Individual Performance.

b.	Performance Measures. The Committee will establish the performance measures that apply to Corporate Performance, Business Unit/Function Performance and Individual Performance.

(i)	Corporate Performance. The performance measure for Corporate Performance shall be established based on such measures as earnings per share, return on equity, return on average assets, return on invested capital, revenues, expense management, or other objective criteria.

(ii)	Business Unit/Function Performance. The performance measures for Business Unit/Function Performance shall be established separately for each Participant whose performance goals are based in whole or in part on Business Unit/Function Performance. Such performance measures shall be based on such business criteria as achievement of financial or non-financial goals, safety record, training goals, or other objective criteria.

(iii)	Individual Performance. The performance measures for Individual Performance shall be established separately for each Participant whose performance goals are based in whole or in part

B-1

on Individual Performance. Such performance measures shall be based on such business criteria as process improvement, expense management, achievement of particular management objectives, or other objective criteria.

The performance goals shall have a minimum performance standard below which no payments will be made. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results or other comparable businesses and progress towards achieving the long-range strategic plan of the Company.

5.	Size of Awards. Each fiscal year, the Committee shall establish a target award for each Participant in the Plan, which shall be expressed as a percentage of his “Base Compensation”. For this purpose, “Base Compensation” means the base compensation in effect on the last day of the final pay period of the current Plan year. Participants may earn their target incentive compensation if and to the extent the performance goals established by the Committee, as described above, are met. The amount of incentive compensation paid to a Participant may range from zero to double their targets, based upon the extent to which performance goals are achieved or exceeded. Except as otherwise permitted by Section 162(m) of the Code, the minimum level at which a Participant will earn any incentive payment, and the level at which a Participant will earn the maximum incentive payment of double the target, must be established by the Committee no later than the time set forth in paragraph 4 above. Actual payouts must be based on either a straight-line or pre-established interpolation based on these minimum and maximum levels and the performance goals. The maximum dollar amount to be paid for any fiscal year under the Plan to any Participant may not exceed $2 million.

6.

Determination and Payment of Awards. After the end of each fiscal year, the Committee shall certify in writing the extent to which the performance goals applicable to each Participant for the fiscal year were achieved or exceeded. The award for each Participant shall be determined by applying the target award formula set forth in accordance with paragraph 5 above. Each award shall be paid as soon as administratively practicable, but in no event later than two and one-half (2  1/2) months following the end of the fiscal year. If [a Change of Control of the Company occurs, or] a Participant dies or terminates employment due to disability during the fiscal year, the Committee in its sole discretion may determine whether the Participant or his or her estate or personal representative shall receive all or a prorated portion of the award.

7.	Exercise of Negative Discretion by the Committee. Although the terms of the objective formula or standard shall preclude discretion by the Committee to increase the target or earned award that would otherwise be due upon attainment of a performance goal, the Committee may exercise its discretion to reduce or eliminate the payment of an award upon attainment of the performance goal.

8.	Amendments. The Board of Directors of the Company or the Committee may amend or terminate the Plan in whole or in part at any time; provided, that no such action shall adversely affect any Award earned and payable under the Plan as of the date of such amendment or termination.

B-2

This map is provided for the convenience of shareholders attending the 2007 Annual Meeting. Complimentary parking will be provided. In case of any difficulty, please telephone the Company at (281) 331-6154.

TEAM, INC.

ANNUAL MEETING

(200 Hermann Drive)

REVOCABLE PROXY

TEAM, INC.

☒	PLEASE MARK VOTES
	AS IN THIS EXAMPLE		For	With- hold	For All Except

	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS – SEPTEMBER 27, 2007	1. Election of Class III Directors Nominees: Sidney B. Williams and Emmett J. Lescroart	☐	☐	☐

The undersigned hereby appoints TED W. OWEN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on Thursday, September 27, 2007, and at any adjournment(s) or postponement(s) thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
			For	Against	Abstain
		2. APPROVAL OF AN INCREASE OF THE NUMBER OF SHARES AUTHORIZED UNDER THE FIRST AMENDED AND RESTATED TEAM, INC. 2006 STOCK INCENTIVE PLAN	☐	☐	☐

			For	Against	Abstain

		3. APPROVAL OF THE TEAM, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN	☐	☐	☐

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR the election of the two nominees named herein for Class III Directors to hold office until the 2010 Annual Meeting of Shareholders; FOR the approval of an increase of authorized shares under the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan; FOR the approval of the Team, Inc. Executive Incentive Compensation Plan, and in the discretion of the proxies for such other business as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above Co-holder (if any) sign above

+	+

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

TEAM, INC.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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